McCANN-ERICKSON

                     McCann-Erickson, Inc.
            485 Lexington Avenue, New York, NY 10017
                Phone 212-697-6000. Telex 620514


As of November 12, 1986

Mr. John J. Dooner, Jr.
McCann-Erickson, Inc.
485 Lexington Avenue
New York. N.Y. 10017

Dear Mr.  Dooner:

     This letter sets forth the terms and conditions under which McCann-Erickson, Inc. ("McCann") will pay you a special bonus
("Bonus") with respect to your services during  the calendar year
1986.

     In addition to any salary or other compensation which may be payable to you from time to time with respect to your services for McCann during 1986, McCann will pay you a bonus in the amount of $100,000 provided that you are in the employ of McCann on December 31, 1986.

     Payment of the Bonus will be deferred until January 15, 1988, at which time the Bonus will be paid to you together with credits equivalent to interest payable in accordance with the terms and conditions of the Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements (the "Plan"), adopted effective January 1, 1974 by our parent company, The Interpublic Group of Companies, Inc. A copy of the Plan is attached to this letter.

     If you die prior to receiving the Bonus in accordance with the provisions hereof, any amount payable in accordance with the provisions hereof shall be paid to the Executor of your Will or the Administrator of Your Estate.

     Nothing in this letter shall obligate you to remain in McCann's employ or obligate McCann to retain you in its employ. This letter shall be supplementary to any Employment Agreement you may have covering your employment by McCann or any affiliate thereof.

     It is understood that no payment made in accordance with this letter shall be considered for purposes of determining your benefits under the Interpublic Pension Plan unless made to you while you are in the employ of McCann or any affiliate thereof.

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Mr. John J. Dooner, Jr.
As of November 12, 1986



     This agreement shall be governed by and construed in accordance with the laws of the State of New York.

     Will you please indicate your agreement to the foregoing by signing the enclosed copy of this letter.

                                   Very truly yours,

                                   McCANN-ERICKSON, INC.

                                   By Robert L. James



AGREED

John J. Dooner, Jr.

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            Plan for Credits Equivalent to Interest
                                 on
                  Balances of Deferred Compensation
                  Owing under Employment Agreements


Effective Date:     January 1, 1974.

Balances Covered:
                    All deferred compensation, under Employment
                    Agreements to which the Corporation is a party, owing (even though not yet payable and even though subject to conditions) on January 1, 1974 or thereafter to persons who on January 1, 1974 or thereafter are in the employ of the Corporation or its subsidiaries, including balances owing to persons who cease to be employees after that date; subject to the right of the Corporation to discontinue further credits of sums equivalent to interest effective at the beginning of any calendar year on prior notice to the employees or former employees affected.

Date on Which
Sums Equivalent
to Interest Are
Credited:
                    Last day of each calendar quarter (hereafter referred to as a "Crediting Date"), but in the Year in which the final balance is paid equivalents are also creditable on the date of the last payment and shall be included in the amounts so disbursed on that date.

Rates:
                    The prevailing rate payable on regular
                    savings accounts by New York City savings banks on average for the year plus 1%, such rate to be determined conclusively by the Chief Financial Officer of the Corporation and set forth by him in a certificate filed with the Secretary of the Corporation; provided, however, that the rate credited under this plan shall not be less than 8% for the calendar year 1980; not be less than 9% for the calendar years 1981 and 1982: not be less than 10% for the calendar years 1983, 1984 and 1985; not be less than 9% for the calendar year 1986; and not be less than 6 1/2% for the calendar year 1987.

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Computation and
Compounding
Procedures:
                    On each Crediting Date, credits equivalent to interest for the relevant period are to be computed on the average balance of deferred compensation owing by the Corporation under each Employment Agreement including sums equivalent to interest credited on prior Crediting Dates, such average balance to be computed pursuant to such method or methods as shall be determined conclusively by the Chief Financial Officer of the Corporation.


Terms of Payment
to employees and
Former employees:
                    Credits equivalent to interest shall be paid out at the same times, in the same manner, and on the same terms and conditions as other items of deferred compensation accrued pursuant to each Employment Agreement.


As amended through 11/86

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